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                                   EXHIBIT 12

                              THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                                  Three Months Ended                   Year Ended
                                       March 31,                       December 31,
                                 ---------------------     ----------------------------------
                                   1996         1995         1995         1994         1993
                                 ---------------------     ----------------------------------
Net income before income
 taxes                           $ 43,279     $ 37,495     $157,240     $123,771     $ 66,422
Add fixed charges:
 Interest expense                  97,056       84,524      366,822      222,200      123,853
 One-third rentals                    573          648        2,478        2,041        1,387
                                 --------     --------     --------     --------     --------
   Total fixed charges             97,629       85,172      369,300      224,241      125,240
                                 --------     --------     --------     --------     --------
Net income as adjusted           $140,908     $122,667     $526,540     $348,012     $191,662
                                 --------     --------     --------     --------     --------
Ratio of income to fixed
 charges                             1.44         1.44         1.43         1.55         1.53
                                 ========     ========     ========     ========     ========
Preferred stock dividends
 on a pre-tax basis              $      0     $      0     $      0     $      0     $  2,139
   Total combined fixed
    charges and preferred
    stock dividends              $ 97,629     $ 85,172     $369,300     $224,241     $127,379
                                 --------     --------     --------     --------     --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                     1.44         1.44         1.43         1.55         1.50
                                 ========     ========     ========     ========     ========

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